Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Biota Pharmaceuticals, Inc. of our report dated January 22, 2013 relating to the financial statements of Biota Holdings Limited, which appears in Biota Pharmaceuticals, Inc's Current Report on Form 8-K/A dated January 23, 2013.

PricewaterhouseCoopers
Melbourne, Australia
April 24, 2013